SCHEDULE 14A
RULE 14a-101
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:___

2006
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

2006
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT
April 7, 2006
Dear Stockholder:
      You are cordially invited to attend Starwood’s Annual Meeting of Stockholders, which is being held on Tuesday, May 2, 2006, at 10:00 a.m. (local time), at the Westin Riverwalk, 420 Market Street, San Antonio, Texas 78205.
      At this year’s Annual Meeting, you will be asked to (i) elect ten Directors and (ii) ratify the appointment of Ernst & Young LLP as Starwood’s independent registered public accounting firm for 2006.
      Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and return the enclosed proxy card promptly or authorize a proxy by telephone or over the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. If you decide to attend the meeting, you will be able to vote in person even if you have previously submitted your proxy.
      We appreciate your continued support and interest in Starwood.

Very truly yours,

Steven J. Heyer
Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
OF
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
A Maryland Corporation

DATE:	May 2, 2006
TIME:	10:00 a.m., local time
PLACE:	Westin Riverwalk 420 Market Street San Antonio, Texas 78205
ITEMS OF BUSINESS:	1. To elect ten Directors for a term of one year.
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
RECORD DATE:	Holders of record of the Company’s stock at the close of business on March 14, 2006 are entitled to vote at the meeting.
ANNUAL REPORT:	The Company’s 2005 Annual Report on Form 10-K, which is not a part of the proxy soliciting material, is enclosed. The Annual Report may also be obtained from the Company’s website at www.starwoodhotels.com/corporate/investor relations.html. Stockholders may also obtain, without charge, a copy of the Annual Report by contacting Investor Relations at the Company’s headquarters.
PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can authorize a proxy over the Internet or by telephone. If Internet or telephone authorization is available to you, instructions are printed on your proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. Your promptness will assist us in avoiding additional solicitation costs.

Kenneth S. Siegel
Corporate Secretary
April 7, 2006
White Plains, New York

WHO CAN HELP ANSWER YOUR QUESTIONS?
      If you have any questions about the Annual Meeting, you should contact:
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attention: Investor Relations
Phone Number: 1-914-640-8100
      If you would like additional copies of this Proxy Statement or the Annual Report, or if you have questions about the Annual Meeting or need assistance in voting your shares, you should contact:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Phone Number: 1-800-859-8511 (toll free)

ii

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
1111 WESTCHESTER AVENUE
WHITE PLAINS, NY 10604
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2006

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS
Why did I receive this Proxy Statement?
      Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company” or “Starwood”), is sending this Proxy Statement to its stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Company’s 2006 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. We are first mailing the Notice of Annual Meeting, this proxy statement and accompanying form of proxy on or about April 7, 2006.
When and where will the Annual Meeting be held?
      The Annual Meeting will be held on May 2, 2006 at 10:00 a.m. (local time), at the Westin Riverwalk, 420 Market Street, San Antonio, Texas 78205. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (914) 640-8100.
What proposals will be voted on at the Annual Meeting?
      At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The election of ten Directors for a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2006.

3.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.
Who is entitled to vote at the Annual Meeting?
      If you were a stockholder of the Company at the close of business on March 14, 2006 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of common stock of the Company (“Company Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Company Shares:

•	Held directly in your name as the stockholder of record,

•	Held for you in an account with a broker, bank or other nominee, and

•	Credited to your account in the Company’s Savings and Retirement Plan (the “Savings Plan”).
      On the Record Date there were 215,438,065 Company Shares outstanding and entitled to vote at the Annual Meeting and there were 18,323 record holders of Company Shares. The Company Shares are the only outstanding class of voting securities of the Company.

Who may attend the Annual Meeting?
      Only stockholders of record, or their duly authorized proxies, may attend the Annual Meeting. Since seating is limited, admission will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold Company Shares in “street name” (through a broker or other nominee), you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.
      Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.
How many Company Shares must be present to hold the Annual Meeting?
      The presence in person or by proxy of holders of a majority of the outstanding Company Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Your Company Shares are counted as present at the meeting if you:

•	are present and vote in person at the Annual Meeting, or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.
      Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.
      If a quorum is not present when the Annual Meeting is convened, or if for any other reason the Board believes that the Annual Meeting should be adjourned, the Annual Meeting may be adjourned by the Chairman of the Company or other presiding officer. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote on such adjournment all Company Shares for which such persons have voting authority.
What are broker non-votes?
      If you have Company Shares that are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (i.e., election of Directors and the ratification of an independent registered public accounting firm). For non-routine matters, however, the broker may NOT vote using its discretion. This is referred to as a broker non-vote.
How are abstentions, withheld votes and broker non-votes counted?
      Company Shares not voted due to withheld votes, abstentions or broker non-votes with respect to the election of a Director or the ratification of the appointment of the independent registered public accounting firm will not have any effect on the outcome of such matters.
How many votes are required to approve each proposal?
      Directors will be elected by a plurality of the votes cast at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the ten nominees who receive the largest number of “FOR” votes cast will be elected as Directors. Stockholders cannot cumulate votes in the election of Directors.
      Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm requires “FOR” votes from a majority of the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy. If a majority of the votes cast at the Annual

Meeting vote “AGAINST” ratification of the appointment of Ernst & Young, the Board and the Audit Committee will reconsider its appointment.
How do I vote?
      You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

By Telephone:	By calling toll-free 1-800-PROXIES and following the instructions on the proxy card.
By Internet:	By following the instructions on the proxy card.
By Mail:	By signing, dating and mailing the enclosed proxy card.
      If you authorize a proxy by telephone or the Internet, you should not return your proxy card.
      Each Company Share represented by a properly completed written proxy or properly authorized proxy by telephone or over the Internet will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Company Shares will be voted FOR the election of each of the nominees for Director and FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2006.
      If you participate in the Savings Plan and have contributions invested in Company Shares, the proxy card will serve as a voting instruction for the trustee of the Savings Plan. You must return your proxy card to the transfer agent on or prior to April 27, 2006. If your proxy card is not received by the transfer agent by that date or if you sign and return your proxy card without instructions marked in the boxes, the trustee will vote your Company Shares in the same proportion as other Company Shares held in the Savings Plan for which the trustee received timely instructions.
How can I revoke a previously submitted proxy?
      You may revoke (cancel) a proxy at any time prior to exercise of such proxy by (i) giving written notice of revocation to the Corporate Secretary of the Company with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, telephone or Internet, or (iii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604, Attention: Corporate Secretary.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card from the Company, it means your Company Shares are not all registered in the same way (for example, some are in your name and others are jointly with a spouse) and are in more than one account. Please sign and return all proxy cards you receive to ensure that all Company Shares held by you are voted.
How does the Board recommend that I vote?
      The Board recommends that you vote FOR each of the Director nominees and FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2006.

CORPORATE GOVERNANCE
      The Company has adopted Corporate Governance Guidelines, which are posted on our web site at www.starwoodhotels.com/corporate/investor relations.html, to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance and cover topics including, but not limited to, Board and committee composition, Director share ownership guidelines, and Board evaluations. The Governance and Nominating Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.
      The charters for our Audit Committee, Capital Committee, Compensation and Option Committee and Governance and Nominating Committee are posted on our website at www.starwoodhotels.com/corporate/investor relations.html.
      The Company has adopted a Finance Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Corporate Treasurer, Senior Vice President-Taxes and persons performing similar functions. The Finance Code of Ethics is posted on our web site at www.starwoodhotels.com/corporate/investor relations.html. We intend to post amendments to, and waivers from, the Finance Code of Ethics that require disclosure under applicable Securities and Exchange Commission (the “SEC”) rules on our web site. In addition, the Company has a Code of Conduct applicable to all employees that addresses the legal and ethical issues employees may encounter in carrying out their duties and responsibilities. Employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on our web site at www.starwoodhotels.com/corporate/investor relations.html.
      You may obtain a free copy of any of these posted documents by sending a letter to our Investor Relations Department, 1111 Westchester Avenue, White Plains, New York 10604. Please note that the information on our website is not incorporated by reference in this Proxy Statement.
      The Company has a Disclosure Committee, comprised of certain senior executives, to design, establish and maintain the Company’s internal controls and other procedures with respect to the preparation of periodic reports filed with the SEC, earnings releases and other written information that the Company will disclose to the investment community (the “Disclosure Documents”). The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis and maintains written records of the disclosure controls and procedures followed in connection with the preparation of Disclosure Documents. The Company will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations.
      In accordance with New York Stock Exchange (the “NYSE”) rules, the Board makes an annual determination as to the independence of the Directors and nominees for election as a director. No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the NYSE listing standards and other governing laws and regulations. In its annual review of Director independence, the Board considers any commercial, banking, consulting, legal, accounting, charitable or other business relationships each Director may have with the Company. As a result of its annual review, the Board has determined that all of the Directors, with the exception of Mr. Heyer are independent directors. Mr. Heyer is not independent because he is the Chief Executive Officer of the Company.
      In making this determination, the Board took into account that other than Mr. Hippeau, none of the non-employee directors has any relationship with the Company except as a Director and stockholder of the Company. Yahoo! Inc., where Mr. Hippeau is a director, is the only company to transact business with the Company over the past three years in which any of our independent directors served as a director, executive officer or is a partner, principal or greater than 10% stockholder. In the case of Yahoo! Inc., the combined annual payments from the Company to such entity and from such entity to the Company has been less than .01% of the Company’s and/or Yahoo! Inc.’s annual consolidated revenues for each of the past three years. These amounts are substantially under the 2% limit in the NYSE independence standards.

      In making its determination, the Board also took into account the additional fees and other benefits Mr. Duncan receives as Chairman of the Board.
      Bruce Duncan, a non-employee director, is currently the Chairman of the Board. As a result, the Board does not have a “lead” Director but Mr. Duncan, as Chairman, runs meetings of the Board. In the absence of the Chairman, the Chairman of the Governance and Nominating Committee serves as the lead director at the executive meetings of the Board. Stephen Quazzo served as the Chairman of the Governance and Nominating Committee in 2005 and will continue to serve as Chairman of that committee until the Annual Meeting.
      The Company has adopted a policy which requires the Audit Committee to approve the hiring of any current or former employee (within the last 5 years) of our independent public accountants into any position (i) as a Manager or higher, (ii) in our accounting or tax departments, (iii) where the hire would have direct involvement in providing information for use in our financial reporting systems, or (iv) where the hire would be in a policy setting position. When undertaking its review, the Audit Committee considers applicable laws, regulations and related commentary regarding the definition of “independence” for independent public accountants.
      The Board has a policy under which Directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. In addition, under this policy, Directors who are employees of the Company must retire from the Board upon their retirement from the Company.
      The Company expects all Directors to attend the Annual Meeting and believe that attendance at the Annual Meeting is just as important as attendance at meetings of the Board of Directors and its committees. In fact, we typically schedule Board of Directors’ and committee meetings to coincide with the dates of our Annual Meetings. However, from time to time, other commitments prevent all Directors from attending each meeting. All Directors attended the most recent annual meeting of stockholders, which was held on May 5, 2005.
      The Company has adopted a policy which permits stockholders and other interested parties to contact the Board of Directors. If you are a stockholder or interested party and would like to contact the Board of Directors you may send a letter to the Board of Directors, c/o the Corporate Secretary, 1111 Westchester Avenue, White Plains, New York 10604. You should specify in the letter that you are a stockholder or an interested party. If the correspondence contains complaints about Starwood’s accounting, internal or auditing matters or directed to the non-management directors, the Corporate Secretary will forward that correspondence to a member of the Audit Committee. If the correspondence concerns other matters, the Corporate Secretary will forward the correspondence to the Director to whom it is addressed or that is otherwise appropriate under the circumstances, attempt to handle the inquiry directly, for example where it is a request for information or a stock-related matter, or not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. At each regularly scheduled Board meeting, the Corporate Secretary or his/her designee will present a summary of all stockholder communications received since the last meeting that were not forwarded and shall make those communications available to the Directors upon request. This policy is also posted on the Company’s website at http://starwood.com/corporate/investor relations.html.
      The Company indemnifies its Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Bylaws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

ELECTION OF DIRECTORS
      Under our Certificate of Incorporation, each of our Directors is elected to serve until the next annual meeting of stockholders. If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the meeting. Set forth below is information as of March 1, 2006 regarding the nominees for election, which has been confirmed by each of them for inclusion in this Proxy Statement.
Directors Nominated at the Annual Meeting will be Elected to Serve Until the 2007 Annual Meeting of Stockholders
      Steven J. Heyer, 53, has been the Chief Executive Officer of the Company and Starwood Hotels & Resorts, a Maryland real estate investment trust and subsidiary of the Company (the “Trust”), since October 1, 2004. Prior to joining the Company, Mr. Heyer served as President and Chief Operating Officer of The Coca-Cola Company from December 2002 to September 2004 and President and Chief Operating Officer, Coca-Cola Ventures from April 2001 to December 2002. Mr. Heyer was President and Chief Operating Officer of Turner Broadcasting System, Inc. from 1996 until April 2001.
      Charlene Barshefsky, 55, has been Senior International Partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C. since September 2001. From March 1997 to January 2001, Ambassador Barshefsky was the United States Trade Representative, the chief trade negotiator and principal trade policy maker for the United States and a member of the President’s Cabinet. Ambassador Barshefsky is a director of The Estee Lauder Companies, Inc., American Express Company and Intel Corporation. Ambassador Barshefsky also serves on the Board of Directors of the Council on Foreign Relations. She has been a Director of the Company and a Trustee of the Trust since October 2001.
      Jean-Marc Chapus, 46, has been Group Managing Director and Portfolio Manager of Trust Company of the West, an investment management firm, and President of TCW/ Crescent Mezzanine L.L.C., a private investment fund, since March 1995. Mr. Chapus is a director of MEMC Electronic Materials, Inc. Mr. Chapus has been a Director of the Company since April 1999 and a Trustee the Trust since November 1997. Mr. Chapus was also a Director of the Company from August 1995 to November 1997.
      Bruce W. Duncan, 54, has been a private investor since January 2006. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), the largest publicly traded apartment company in the United States. From January 2003 to May 2005, he was President, Chief Executive Officer and Trustee, and from April 2002 to December 2002, President and Trustee, of EQR. From April 2000 until March 2002, he was a private investor. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of The Cadillac Fairview Corporation Limited, a real estate operating company. Mr. Duncan was appointed Chairman of the Boards of the Company and the Trust by the Boards in May 2005, and has served as a Director of the Company since April 1999 and a Trustee of the Trust since August 1995.
      Lizanne Galbreath, 48, has been Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/ Jones Lang LaSalle where she also served as a Director. From 1984 to 1997, Ms. Galbreath served as a Managing Director then Chairman and CEO of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath was elected a director of the Company and a Trustee of the Trust in May 2005 by the Boards of the Company and Trust.
      Eric Hippeau, 54, has been Managing Partner of Softbank Capital Partners, a technology venture capital firm, since March 2000. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau is a director of Yahoo! Inc. Mr. Hippeau has been a Director of the Company and a Trustee of the Trust, since April 1999.
      Stephen R. Quazzo, 46, has been the Managing Director, Chief Executive Officer and co-founder of Transwestern Investment Company, L.L.C., a real estate principal investment firm, since March 1996. From

April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a subsidiary of Equity Group Investments, Inc., a Chicago-based holding company controlled by Samuel Zell. Mr. Quazzo has been a Director of the Company since April 1999 and a Trustee of the Trust since August 1995.
      Thomas O. Ryder, 61, has been Chairman of the Board of The Reader’s Digest Association, Inc. since January 2006. He was Chairman of the Board and Chief Executive Officer of The Reader’s Digest Association, Inc. from April 1998 through December 31, 2005. Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, which provides travel, financial and network services, from October 1995 to April 1998. In addition, he is a director of Amazon.com, Inc. Mr. Ryder has been a Director of the Company and a Trustee of the Trust since April 2001.
      Daniel W. Yih, 47, has been a Principal and Chief Operating Officer with GTCR Golder Rauner, LLC, a private equity firm, since September 2000. From June 1995 until March 2000, Mr. Yih was a general partner of Chilmark Partners, L.P., a private equity firm. Mr. Yih has been a Director of the Company since August 1995 and a Trustee of the Trust since April 1999.
      Kneeland C. Youngblood, 50, has been a managing partner of Pharos Capital Group, L.L.C., a private equity fund focused on technology companies, business service companies and health care companies, since January 1998. He is Chairman of the Board of the American Beacon Funds, a mutual fund company managed by AMR Investments, an investment affiliate of American Airlines. Mr. Youngblood has been a Director of the Company and a Trustee of the Trust since April 2001.
      The Board unanimously recommends a vote FOR election of these nominees.
Board Meetings and Committees
      The Board of Directors held 23 meetings during 2005. In addition to meetings of the full Board, Directors attended meetings of individual Board committees. Each Director attended at least 75% of the total number of meetings of the full Board and committees on which he or she serves.
      The Board has established Audit, Compensation and Option, Corporate Governance and Nominating, and Capital Committees, the principal functions of which are described below.
      Audit Committee. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is currently comprised of Messrs. Ryder (chairman), Yih, Youngblood and Hippeau, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements and as defined by federal securities laws. The Board has determined that Messrs. Yih and Ryder are “audit committee financial experts” under federal securities laws and has adopted a written charter for the Audit Committee. The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of the Company. The Audit Committee selects, subject to the approval of the Board, the firm of independent public accountants to serve as auditors with whom it discusses the scope and results of their audit. The Audit Committee also discusses with the independent public accountants and with management, financial accounting and reporting principles, policies and practices and the adequacy of the Company’s accounting, financial, operating and disclosure controls. The Audit Committee met 10 times during 2005.
      Compensation and Option Committee. The Compensation and Option Committee is currently comprised of Messrs. Chapus (chairman), Hippeau and Ryder, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements. The Compensation and Option Committee makes recommendations to the Board with respect to the salaries and other compensation to be paid to the Company’s executive officers and other members of senior management and administers the Company’s employee benefits plans, including the Company’s Long-Term Incentive Compensation Plans. The Compensation and Option Committee met 10 times during 2005.
      Governance and Nominating Committee. The Governance and Nominating Committee is currently comprised of Mr. Quazzo (chairman), Ambassador Barshefsky and Ms. Galbreath, all of whom are “independent” Directors, as defined by the NYSE listing requirements. The Governance and Nominating

Committee was established in May 2004, combining the functions of the Corporate Governance Committee and the Nominating Committee, to oversee compliance with the Company’s corporate governance standards and to assist the Board in fulfilling its oversight responsibilities. The Governance and Nominating Committee establishes, or assists in the establishment of, the Company’s governance policies (including policies that govern potential conflicts of interest) and monitors and advises the Company as to compliance with those policies. The Governance and Nominating Committee reviews, analyzes, advises and makes recommendations to the Board with respect to situations, opportunities, relationships and transactions that are governed by such policies, such as opportunities in which a Director or officer has a personal interest. In addition, the Governance and Nominating Committee is responsible for making recommendations for candidates for the Board of Directors, taking into account nominations made by officers, directors, employees and stockholders, recommending Directors for service on Board committees, developing and reviewing background information for candidates, making recommendations to the Board for changes to the Corporate Governance Guidelines as they pertain to the nomination or qualifications of directors or the size of the Board, if applicable. The Governance and Nominating Committee met 8 times during 2005.
      This year, Ms. Lizanne Galbreath is standing for election by the stockholders for the first time. Ms. Galbreath was elected a Director by the Board in 2005 and was recommended to the Board by our former Executive Chairman, who believed that Ms. Galbreath would be a valuable addition to the Board based on her real estate knowledge and experience. The Governance and Nominating Committee conducted its own evaluation and interviewed Ms. Galbreath before making its recommendation to nominate her.
      There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks a diverse group of candidates who possess the background, skills and expertise relevant to the business of the Company or candidates that possess a particular geographical or international perspective. The Board looks for candidates with qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. The Board seeks to insure that at least 2/3 of the directors are independent under the Company’s Governance Guidelines (or at least a majority are independent under the rules of the NYSE), and that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the NYSE and at least one of them qualifies as an “audit committee financial expert” under applicable federal securities laws. Annually the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, the overall composition of the Board, and recommends to the full Board the slate of Directors to be recommended for nomination for election at the annual meeting of stockholders.
      The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board has not adopted any guidelines limiting such activities. However, the Governance and Nominating Committee and the full Board will take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual Directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies.
      The Governance and Nominating Committee may from time-to-time utilize the services of a search firm to help identify candidates for Director who meet the qualifications outlined above.
      The Governance and Nominating Committee will consider candidates nominated by stockholders. Under the Company’s Bylaws, these nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary, 1111 Westchester Avenue, White Plains, New York 10604, and be received by the Corporate Secretary no later than the close of business on the 75th day nor earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. In accordance with the Company’s Bylaws, such notice shall set forth as to each proposed nominee who is not an incumbent director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, and a statement as to the qualification of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of Company Shares which are beneficially owned by each such nominee and by the nominating stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Although it has no formal policy regarding stockholder nominees, the Governance and Nominating Committee believes that stockholder nominees should be reviewed in substantially the same manner as other nominees.
      The Company provides a comprehensive orientation for all new Directors. It includes a corporate overview, one-on-one meetings with senior management and an orientation meeting. In addition, all Directors are given written materials providing information on the Company’s business.
      Capital Committee. The Capital Committee is currently comprised of Ms. Galbreath (chairperson), and Messrs. Duncan and Quazzo. The Capital Committee was established in November 2005 to exercise some of the power of the Board relating to, among other things, capital plans and needs, mergers and acquisitions, divestitures and other significant corporate opportunities between meetings of the Board. The Capital Committee did not have any formal meetings in 2005. The charter for our Capital Committee is posted on our website at www.starwoodhotels.com/corporate/investor relations.html.
Compensation of Directors
      Company employees who are Directors of the Company receive no fees for their services as Directors. Non-employee Directors receive separate compensation for their service. That compensation includes:

Annual Fee:	$50,000 per Director, payable in four equal installments of Company Shares and class B shares of beneficial interest (“Class B Shares”) of the Trust that are attached and traded together (collectively, the “Shares”) (based on the market value of a Share on the preceding December 31), provided that, after consummation of the merger of the Trust and other transactions with Host Marriott Corporation, this payment will be solely in Company Shares. A Director may elect to receive up to one half of the Annual Fee in cash and may defer (at an annual interest rate of LIBOR plus 1 1/2 % for deferred cash amounts) any or all of the Annual Fee payable in cash. A Director may also elect to defer to a deferred unit account any or all of the Annual Fee payable in Shares. Directors serving as members of the Audit Committee receive an additional annual fee of $10,000 ($20,000 for the chairman of the Audit Committee). For 2005, the Chairman received $100,000 in freely tradable Shares. For 2006, the Chairman of the Board receives an additional retainer of $150,000, payable quarterly in freely tradable Shares. In addition, the Company will make available to him, an employee to provide administrative assistant services and health insurance coverage on terms comparable to those available to Starwood executives until the Chairman turns 70 years old and thereafter on terms available to Company retirees.

Attendance Fees:	$750 for each Board meeting ($500 in the case of a telephonic meeting). For committees other than the Audit Committee, $500 for each committee meeting ($1,000 for the chairman of a committee). For the Audit Committee, $3,000 for each meeting ($4,000 for the chairman of the Audit Committee). Board members are also reimbursed expenses related to attendance.

Options:	Annual grants of options for 4,500 Shares under the Company’s long-term incentive plan.

Starwood Preferred Guest Program(1) Points and Rooms:	Annual grants of 250,000 Starwood Preferred Guest Points and eighteen free nights per year in the Company’s hotels to encourage our directors to visit and personally evaluate our properties.

(1)	The Starwood Preferred Guest Program is the Company’s loyalty program under which points are redeemable for hotel stays and other goods and services offered under the program.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires that our Directors and executive officers, and persons who own more than ten percent of the outstanding Shares, file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of Shares.
      To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company for the fiscal year ended December 31, 2005, and written representations from our Directors and executive officers, all Section 16(a) filing requirements were complied with for the most recent fiscal year.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The Board has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young as the Company’s independent registered public accounting firm. While not required by law, the Board is asking our stockholders to ratify the selection of Ernst & Young as a matter of good corporate practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, the Board and the Audit Committee will reconsider the selection of the independent registered public accounting firm.
      The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2006.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
      The following tables show the number of Shares “beneficially owned” by (i) all persons known to the Company to be the beneficial owners of more than 5% of the outstanding Shares at December 31, 2005 and (ii) each of the Directors, nominees for Director and Named Executive Officers of the Company, and (iii) Directors, nominees for Director, Named Executive Officers and executive officers (who are not Named Executive Officers) as a group, at January 31, 2006. “Beneficial ownership” includes Shares a stockholder has the power to vote or the power to transfer, and also includes stock options and other derivative securities that were exercisable at that date, or as of that date will become exercisable within 60 days thereafter. In the case of holdings of Directors and executive officers, percentages are based upon the number of Shares outstanding at January 31, 2006, plus, where applicable, the number of Shares that the indicated person had a right to acquire within 60 days of such date. The information in the tables is based upon information provided by each Director and executive officer and, in the case of the beneficial owners of more than 5% of the outstanding Shares, the information is based upon Schedules 13G filed with the SEC.
Certain Beneficial Owners

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Wellington Capital Management, LLP	21,957,945	10.02%	(1)
75 State Street Boston, MA 02109
FMR Corp	17,042,692	7.77%	(2)
82 Devonshire St. Boston, MA 02109

(1)	Based on information contained in a Schedule 13G/ A, dated March 10, 2006 (the “Wellington Capital 13G”), filed with respect to the Company. Wellington Capital Management, LLP filed the Wellington Capital 13G in its capacity as investment adviser, and indirect beneficial owner of securities held of record by its clients. Wellington Capital, in its capacity as investment advisor, may be deemed to beneficially own an aggregate amount of 21,957,945 Shares. Wellington Capital is an investment adviser and has shared voting power over 17,518,805 and shared dispositive power over 21,957,945 Shares. Clients of Wellington Capital have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

(2)	Based on information contained in a Schedule 13G, dated February 14, 2006 (the “FMR 13G”), filed with respect to the Company, 16,215,227 Shares are held by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. (“FMR”); 615,423 Shares are held by Fidelity Management Trust Company (“Fidelity 2”), a wholly-owned subsidiary of FMR, as a result of Fidelity acting as investment adviser to various investment companies and Fidelity 2 serving as investment manager of certain institutional accounts; 542 Shares are held by Strategic Advisers, Inc., a registered investment adviser and wholly owned subsidiary of FMR; and 211,500 Shares are held by Fidelity International Limited, a foreign based entity that provides investment advisory and management services to non-U.S. investment companies (“FIL”). According to the FMR Schedule 13G, FMR and Edward C. Johnson 3rd, Chairman of FMR, each have sole voting power with respect to 615,423 Shares and dispositive power with respect to 16,215,227 Shares and FIL has sole power to vote and sole dispositive power with respect to 211,500 Shares. Through ownership of voting common stock and the execution of a certain stockholder’s voting agreements, members of the Edward C. Johnson 3rd family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

Directors and Executive Officers of the Company

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

Charlene Barshefsky	24,341	(2)(3)		(4)
Jean-Marc Chapus	57,421	(3)		(4)
Theodore W. Darnall	211,283	(3)		(4)
Bruce W. Duncan	53,213	(2)(3)		(4)
Lizanne Galbreath	5,062	(3)		(4)
Raymond L. Gellein, Jr.	312,595	(3)		(4)
Steven J. Heyer	196,303	(3)		(4)
Eric Hippeau	43,662	(2)(3)		(4)
Vasant Prabhu	103,633	(3)		(4)
Stephen R. Quazzo	59,322	(3)(5)		(4)
Thomas O. Ryder	29,582	(2)(3)		(4)
Kenneth S. Siegel	151,930	(3)		(4)
Daniel W. Yih	40,843	(2)(3)(6)		(4)
Kneeland C. Youngblood	26,039	(3)		(4)
All Directors, Nominees for Directors, Trustees and executive officers as a group (15 persons)	1,315,229	(7)		(4)

(1)	Based on the number of Shares outstanding on January 31, 2006 and Shares issuable upon exercise of options exercisable within 60 days from January 31, 2006 or on exchange of class A exchangeable preferred shares of the Trust (“Class A EPS”), class B exchangeable preferred shares of the Trust (“Class B EPS”), limited partnership units (“Partnership Units”) of SLC Operating Limited Partnership (“Operating Partnership”) or SLT Realty Limited Partnership (“Realty Partnership”) for Shares.

(2)	Amount includes the following number of “phantom” stock units received as a result of the following Directors’ election to defer Directors’ Annual Fees: 2,252 for Ambassador Barshefsky; 12,001 for Mr. Duncan; 562 for Ms. Galbreath; 11,213 for Mr. Hippeau; 7,082 for Mr. Ryder; and 13,421 for Mr. Yih.

(3)	Includes Shares subject to presently exercisable options and options and restricted Shares that will become exercisable or vest within 60 days of January 31, 2006, as follows: 73,092 for Mr. Darnall; 281,415 for Mr. Gellein; 177,110 for Mr. Heyer; 103,633 for Mr. Prabhu; 119,298 for Mr. Siegel; 42,501

for Messrs. Chapus and Quazzo; 40,500 for Mr. Duncan; 22,500 for Messrs. Ryder, Yih and Youngblood; 35,921 for Mr. Yih; 32,449 for Mr. Hippeau; 18,000 for Ambassador Barshefsky and 4,500 for Ms. Galbreath.

(4)	Less than 1%.

(5)	Includes 18,822 Shares held by a trust of which Mr. Quazzo is settlor and over which he shares investment control.

(6)	Includes 4,922 shares of Class A EPS that are held by a trust of which Mr. Yih serves as a co-trustee. Mr. Yih has disclaimed beneficial ownership of all such shares of Class A EPS.

(7)	Includes amounts held by the Named Executive Officers listed on the Summary Compensation Table, and includes one additional current executive officer, as defined in the Exchange Act, of the Company who is not a Named Executive Officer, as defined in the Exchange Act.

      The following table provides information as of December 31, 2005 regarding Shares that may be issued under equity compensation plans maintained by the Company.
Equity Compensation Plan Information-December 31, 2005

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	26,768,910	$35.45	53,812,523	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	26,768,910	$35.45	53,812,523	(1)

(1)	Does not include deferred share units (that vest over three years and may be settled in Shares) that have been issued pursuant to the 1999 Annual Incentive Plan for Certain Executives (the “1999 Executive Plan”). The 1999 Executive AIP did not limit the number of deferred share units that may be issued. At the 2005 Annual Meeting, the 1999 Executive Plan was amended and restated and approved by shareholders (the “2005 Executive Plan”). Under the 2005 Executive Plan, deferred share units are granted pursuant to the 2004 Long Term Incentive Compensation Plan and such units would be included in the table above. In addition, 8,985,511 Shares remain available for issuance under our Employee Stock Purchase Plan, a stock purchase plan meeting the requirements of Section 423 of the Internal Revenue Code.

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
      The Summary Compensation Table below shows the compensation for Starwood’s past three fiscal years for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company who were serving as executive officers on December 31, 2005.
Summary Compensation Table

							Long-Term Compensation

		Annual Compensation							Securities
							Restricted Stock		Underlying		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other		Award(s) ($)(1)		Options (#)(2)		Compensation ($)

Steven J. Heyer	2005	1,000,000	2,250,000	(3)	203,713	(4)	997,472	(5)(6)	—	(6)	5,382	(7)
Chief Executive Officer	2004	250,000	375,000	(3)	184,377	(4)	2,762,084	(5)(6)	620,558	(6)	—
Theodore W. Darnall	2005	572,873	632,666	(9)			1,758,856	(8)	75,000		6,560	(11)
President, Real Estate	2004	570,544	609,036	(9)			567,063	(10)	92,000		1,197,213	(11)
Group	2003	558,900	264,081	(9)			226,458	(10)	20,000		12,012	(11)
Kenneth S. Siegel	2005	480,000	418,500	(9)			1,663,935	(8)	75,000		2,120	(12)
Executive Vice President	2004	467,630	497,500	(9)			532,335	(10)	100,000		2,157	(12)
and General Counsel	2003	405,781	216,839	(9)			214,904	(10)	—		1,683	(12)
Vasant Prabhu(13)	2005	560,000	464,625	(9)			1,536,552	(8)	67,500		1,674	(14)
Executive Vice President	2004	560,000	556,750	(9)			1,040,841	(10)	240,000		242,127	(14)
and Chief Financial Officer
Raymond L. Gellein, Jr.(15)	2005	481,142	490,765	(9)	10,725	(16)	1,449,543	(8)	62,500		5,413	(17)
Chairman and Chief	2004	478,939	523,242	(9)	10,725	(16)	554,854	(10)	100,000		4,035	(17)
Executive Officer of	2003	480,431	459,746	(9)	10,725	(16)	203,815	(10)	25,000		2,818	(17)
Starwood Vacation Ownership

(1)	This column shows the market value of restricted stock and restricted stock unit awards on the date of grant. Value is calculated by multiplying the number of Shares by the average of the high and low market prices of a Share on the date of grant. The aggregate holdings and market value of restricted stock and restricted stock units held on December 30, 2005 by the individuals listed on the table are: Mr. Heyer, 60,481 shares and units/$3,864,736, Mr. Darnall, 38,853 shares and units/$2,482,707, Mr. Siegel, 38,201 shares and units/$2,441,044, Mr. Prabhu, 49,349 shares and units/$3,153,401 and Mr. Gellein 35,803 shares and units/$2,287,812. The value at December 30, 2005 is based on the average of the high and low market prices of a Share on the NYSE on such date ($63.90). Dividends and dividend equivalents are paid to the holders of such restricted stock awards and certain restricted share units.

(2)	For details regarding options granted in 2005, see “Option/ SAR Grants in 2005” below.

(3)	Excludes amounts deferred into Deferred Shares (defined below in note 5) and grossed up by 33% in accordance with the Annual Incentive Plan for Certain Executives (the “Executive Plan”). With respect to 2005 performance, the amount deferred was $750,000. Because Mr. Heyer started his employment after the first quarter of 2004 and was unable to participate under the Executive Plan in 2004, excludes $125,000 deferred into restricted stock units issued under the LTIP and grossed up by 33%.

(4)	Amounts include $188,808 and $138,699 in 2005 and 2004, respectively, for the variable cost to the Company arising from Mr. Heyer’s personal use of an airplane leased by the Company. Amounts also include $14,905 in 2005 for the reimbursement of country club dues and $45,678 in 2004 for legal services in connection with the negotiation of his employment agreement.

(5)	On March 1, 2006 in accordance with the Company’s Executive Plan, 25% of Mr. Heyer’s annual bonus with respect to 2005 performance was credited to a deferred Share account on the Company’s books, which number was grossed up by 33% and which deferred Shares vest ratably over a period of three years, subject to acceleration in the event certain performance criteria are met (“Deferred Shares”). With respect to 2005 performance, the amount deferred was $750,000 and Mr. Heyer was credited with

15,605 Deferred Shares. Mr. Heyer started his employment after the first quarter of 2004 and as a result, was unable to participate under the Executive Plan in 2004. The value includes $125,000 deferred into restricted stock units issued under the LTIP and grossed up by 33%.

(6)	Mr. Heyer received two grants of options and restricted stock units in September 2004 upon the commencement of his employment with the Company. Grants of 135,558 options and 12,577 restricted stock units were for a pro rata portion for fiscal year 2004 and the other grants of 485,000 options and 45,000 restricted stock units were for his annual grants for fiscal year 2005. The values in the table for 2004 include the 2004 and 2005 grants.

(7)	Amount includes the taxable portion of group term life insurance of $5,382.

(8)	As discussed in Note 9 below, on March 1, 2006, in accordance with the Company’s Annual Incentive Plan, 25% of Messrs. Darnall’s, Siegel’s, Prabhu’s and Gellein’s annual bonus with respect to 2005 performance was paid in restricted Shares, which number of Shares was grossed up by 33% and which vest equally over a two year period. Mr. Darnall received a grant of 4,388 Shares. Mr. Siegel received a grant of 2,903 restricted Shares. Mr. Prabhu received a grant of 3,223 restricted Shares. Mr. Gellein received a grant of 3,404 restricted Shares.

(9)	Excludes amounts utilized to purchase restricted Shares and grossed up by 33% in accordance with the Company’s Annual Incentive Plan. The amounts deferred for Mr. Darnall were $210,889, $203,012 and $88,027 for 2005, 2004 and 2003, respectively. The amounts deferred for Mr. Siegel were $139,500, $157,500 and $72,280 for 2005, 2004 and 2003, respectively. The amounts deferred for Mr. Prabhu were $154,875 and $152,250 for 2005 and 2004, respectively. The amounts deferred for Mr. Gellein were $163,588, $174,414 and $153,249 for 2005, 2004 and 2003, respectively. The amounts deferred into restricted stock (including the gross-up amount) are included in the amounts disclosed under the “Restricted Stock Awards” column in the above table.

(10)	On March 1, 2005, in accordance with the Company’s Annual Incentive Plan, 25% of Messrs. Darnall’s, Siegel’s, Prabhu’s and Gellein’s annual bonus with respect to 2004 performance was paid in restricted Shares, which number of Shares was grossed up by 33% and which vest equally over a two-year period. Mr. Darnall received a grant of 4,688 restricted Shares. Mr. Siegel received a grant of 3,637 restricted Shares. Mr. Prabhu received a grant of 3,516 restricted Shares. Mr. Gellein received a grant of 4,028 restricted Shares. The value of these grants on the date of grant is shown on the above table and is based on the average of the high and low market prices of a Share on the NYSE on such date ($57.60).

On February 18, 2004, in accordance with the 2002 LTIP, the following grants of restricted Shares were made which vest in full three years from date of grant: Mr. Darnall — 7,667; Mr. Siegel — 8,333; Mr. Prabhu — 3,333; and Mr. Gellein — 8,333. The values of these grants on the date of grant are shown on the above table and are based on the average of the high and low market prices of a Share on the NYSE on such date ($38.75). The value of these grants at December 30, 2005 were: Mr. Darnall — $489,921; Mr. Siegel — $532,479; Mr. Prabhu — $212,979; and Mr. Gellein — $532,479, based on the average of the high and low market prices of a Share on the NYSE on such date ($63.90).

On March 1, 2004, in accordance with Company’s Annual Incentive Plan, 25% of Mr. Darnall’s, Mr. Siegel’s and Mr. Gellein’s annual bonus with respect to 2003 performance was paid in restricted Shares, which number of Shares was grossed up by 33% and which vest equally over a two-year period. Mr. Darnall received a grant of 2,997 restricted Shares. Mr. Siegel received a grant of 2,461 restricted Shares. Mr. Gellein received a grant of 5,218 restricted Shares. The value of these grants on the date of grant is shown on the above table and is based on the average of the high and low market prices of a Share on the NYSE on such date ($39.06).

(11)	Amounts include (a) imputed interest relating to a five-year, non-interest bearing loan from the Company relating to the purchase of a home, amounting to $4,665, $2,970 and $9,251 in 2005, 2004 and 2003, respectively, (b) the taxable portion of basic life insurance amounting to $1,895, $3,243 and $2,761 in 2005, 2004 and 2003, respectively, and (c) dividend equivalents of $1,191,000 that were paid to Mr. Darnall in 2004 as a result of his exercise of 150,000 options with performance award provisions that were granted to him in 1996.

(12)	Amount is for the taxable portion of basic life insurance amounting to $2,120, $2,157 and $1,683 in 2005, 2004 and 2003, respectively.

(13)	Mr. Prabhu became an executive officer of the Company in January 2004.

(14)	Amounts include (a) the taxable portion of basic life insurance amounting to $1,674 and $2,427, in 2005 and 2004, respectively, (b) a taxable reimbursement of relocation expenses amounting to $236,115 in 2004, and (c) the taxable reimbursement of COBRA expenses amounting to $3,585 in 2004.

(15)	Mr. Gellein became an executive officer of the Company in February 2006, effective as of December 31, 2005.

(16)	Amounts represent the variable cost to the Company arising from Mr. Gellein’s personal use of an automobile.

(17)	Amounts include (a) the taxable portion of basic life insurance amounting to $4,043, $4,035 and $2,818 in 2005, 2004 and 2003, respectively, and (b) the taxable portion of a trip amounting to $1,370 in 2005.
Option Grants
      The following table provides additional information regarding options granted during the last fiscal year to each of the executive officers named in the Summary Compensation Table.
Option/ SAR Grants in 2005

						Potential Realizable
						Value at Assumed
	Number of	% of Total				Annual Rates of
	Securities	Options/SARs				Stock Price Appreciation
	Underlying	Granted to	Exercise of			for Option Term(1)
	Options/SARs	Employees in	Base Price		Expiration
Name	Granted	2005	($/sh.)		Date	5%	10%

Steven J. Heyer(3)	—	—	—		—	—	—
Theodore W. Darnall	75,000	1.69	$59.135	(2)	2/10/13	$2,117,575	$5,071,959
Kenneth S. Siegel	75,000	1.69	$59.135	(2)	2/10/13	$2,117,575	$5,071,959
Vasant Prabhu	67,500	1.52	$59.135	(2)	2/10/13	$1,905,817	$4,564,763
Raymond L. Gellein, Jr.	62,500	1.40	$59.135	(2)	2/10/13	$1,764,645	$4,226,633

(1)	The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as prescribed by the SEC and are not intended to forecast future price appreciation of the Shares. The gains reflect a potential future value, based upon the exercise price on the applicable grant date, and assume annual growth at these prescribed rates. Options have value to recipients, including the named executive officers, only if the price of Shares advances beyond the grant date price shown in the table during the option term.

(2)	The exercise price of these options is equal to the fair market value of a Share on the applicable grant date. The options vest in four annual installments, beginning on the first anniversary of the grant date.

(3)	Mr. Heyer received two grants of options in September 2004 upon the commencement of his employment with the Company. A grant of 135,558 options was for a pro rata portion for fiscal year 2004 and the other grant of 485,000 options was for his annual grant for fiscal year 2005.

Option Exercises and Holdings
      The following table shows the number and value of stock options (exercised and unexercised) during the last fiscal year held by each of the executive officers named in the Summary Compensation Table.
Aggregated Option/ SAR Exercises in 2005
and December 31, 2005 Option/ SAR Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/SARs at
	Shares	Value	Fiscal Year-End (#)		Fiscal Year-End ($)(1)
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable		Unexercisable

Steven J. Heyer	—	—	176,142	465,418	$3,945,957	(2)	$8,756,840
Theodore W. Darnall	274,027	4,472,836	27,500	199,000	$1,073,050		$3,972,420
Kenneth S. Siegel	104,390	2,799,101	52,500	197,500	$1,701,925		$3,903,450
Vasant Prabhu	35,000	957,300	25,000	247,500	$711,000		$5,342,288
Raymond L. Gellein, Jr.	—	—	224,917	187,500	$7,051,825		$3,909,406

(1)	Value is calculated by subtracting the exercise price from the fair market value of the Share underlying the option on the exercise date (in the case of options exercised) or at December 31, 2005 (in the case of unexercised “in-the-money” options) and multiplying the result by the number of Shares for which the option was exercised or is in-the-money, as the case may be. Fair market value at December 30, 2005 was calculated based upon the average of the high and low market prices of a Share as reported by the NYSE for that date ($63.90). There is no assurance that if and when any such in-the-money option is exercised, the option will have this value.

(2)	Includes 21,002 options with an exercise price of $15.00 (representing $1,026,998 in value) that Mr. Heyer received on September 30, 1999 for service as an independent director of Starwood Vacation Ownership, Inc. (formerly Vistana Inc.) (“SVO”), prior to its acquisition by the Company.
Employment and Compensation Agreements with Current and Named Executive Officers
      On September 20, 2004, the Company and Steven J. Heyer entered into an employment agreement pursuant to which Mr. Heyer agreed to serve as Chief Executive Officer and a director of the Company, as well as a trustee of the Trust. The agreement has an initial term of four years, with automatic one year renewals commencing on the fourth anniversary, unless either party provides the other with at least six months prior written notice that the term shall not be extended. Under the agreement, Mr. Heyer’s annual base salary is $1,000,000 and he will be eligible to receive a bonus upon the achievement of certain performance goals from those enumerated in the Company’s Executive Plan. The target bonus for each calendar year subsequent to 2004 is $2,000,000.
      The agreement also provides that beginning in 2006, Mr. Heyer will receive an annual grant of 45,000 restricted stock units for each calendar year during the term of employment including renewal terms (pro rated portions for partial years). The restricted stock units awarded will vest in full on the third anniversary of their award, provided that a portion of each grant of restricted stock units shall be subject to accelerated vesting conditioned upon the attainment of certain performance measures based on the Company’s 2004 Long Term Incentive Compensation Plan (or successor plan). The delivery of Shares deliverable upon the vesting of the restricted stock units will be deferred until 30 days after the date of the termination of Mr. Heyer’s employment for any reason.
      The agreement also provides that beginning in 2006, an annual option grant to purchase 485,000 Shares for each calendar year during the term of employment including renewal terms (pro rated portions for partial years). The exercise price for the options will be the fair market value of the Company’s Shares on the date of grant and the options shall become exercisable as to one fourth of the number of Shares subject thereto on each anniversary of the date of grant.

      The agreement provides that Mr. Heyer is entitled to participate in certain benefit plans of the Company as well as to receive certain travel and other benefits in connection with his services to the Company. The agreement also provides that in addition to Mr. Heyer’s office at the Company’s headquarters in White Plains, New York, the Company will establish an office in the Atlanta area for Mr. Heyer and reimburse Mr. Heyer for travel from the Company’s Atlanta office to the Company’s headquarters office in White Plains, not exceeding an average of one round trip per week. Mr. Heyer and his immediate family will have access to a Company plane on an “as available” basis for other than business travel, assuming such plane is not needed for business purposes, with an obligation to reimburse for personal use based upon the Company’s usual methods for computing such charges. For income tax purposes, Mr. Heyer is a resident of the State of Georgia. The aggregate incremental cost to the Company without deducting costs attributable to business use for (i) Mr. Heyer’s travel on the Company’s aircraft between New York and Atlanta, (ii) the use of a car and driver while in New York and (iii) stays at one of our hotels in New York was $914,119 in 2005. The value of the hotel stays is determined on the same basis as payments to hotels for guests staying under the Starwood Preferred Guest Program. The Company is also required to pay the premiums on a life insurance policy for Mr. Heyer in the face amount of $10 million.
      If Mr. Heyer’s employment is terminated by the Company other than for cause or by Mr. Heyer for good reason, the Company shall pay Mr. Heyer as a severance benefit (A) his unpaid base salary and pro-rated bonus through the date of termination, (B) a cash payment equal to the product of three times the sum of (i) $2,000,000, (if such termination occurs prior to January 1, 2006), or the average of the actual bonuses for each of the full calendar years (partial years annualized) immediately prior to such termination if such termination occurs on or after January 1, 2006, plus (ii) the annual base salary in effect on the date of such termination and (C) all options and restricted stock granted to Mr. Heyer shall vest in full. If Mr. Heyer resigns with or without good reason during the 30 day period following the 12 month anniversary of a change in control, such termination shall be deemed as a termination without cause by the Company, entitling Mr. Heyer to the severance benefit described above. If Mr. Heyer’s employment is terminated by the Company for cause or by Mr. Heyer without good reason, Mr. Heyer will receive his unpaid base salary and pro-rated bonus through the date of termination. In the event that the term of employment is not extended following the fourth anniversary or each subsequent anniversary thereof, upon expiration of the employment term, Mr. Heyer’s options and restricted stock then outstanding shall vest in full.
      Mr. Heyer will also receive additional payments equal to any excise tax and related income tax incurred as a result of any payments made by the Company that would not have been imposed absent such payments (including excise taxes on change in control payments made to Mr. Heyer) sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.
      As of September 25, 2000, Kenneth S. Siegel and the Company entered into an employment agreement in connection with his employment as the Company’s Executive Vice President and General Counsel. Mr. Siegel’s initial annual salary was $375,000, with a bonus to be determined in accordance with the Company’s bonus plan. Mr. Siegel’s employment is terminable by the Company with or without cause. In the event his employment is terminated by the Company without cause, Mr. Siegel will be entitled to severance benefits of one year’s base salary and the Company will continue to provide medical benefits coverage during the one year period after the date of termination. In addition, on July 22, 2004, Mr. Siegel and the Company entered into a supplement to his employment agreement in connection with the Company’s search for a new Chief Executive Officer. Pursuant to the supplement, Mr. Siegel would be entitled to receive 100% of his target annual incentive in addition to his base salary if his employment is terminated by the Company without cause and in the event that Mr. Siegel’s employment is terminated by the Company without cause prior to October 1, 2006, his restricted stock and options granted prior to July 22, 2004 would vest and become exercisable as of the date of termination.
      As of March 25, 1998, Theodore W. Darnall and the Company entered into an employment agreement in connection with his employment as the Company’s Executive Vice President of Hotel Operations. Mr. Darnall’s initial annual salary was $350,000, with a bonus to be determined in accordance with the Company’s bonus plan. In lieu of a base salary payment for change in control, Mr. Darnall received a retention bonus equal to one year’s base salary conditioned upon his staying with the Company at least one year after the closing of the acquisition of ITT Corporation. In addition, Mr. Darnall was granted 125,000 options under the 1995 Long Term Incentive Plan in connection with his accepting employment with the Company. The Company also agreed to pay the reasonable, out-of-pocket costs of Mr. Darnall’s relocation and made a non-interest bearing home loan to Mr. Darnall in the amount of $600,000, secured by a second mortgage on Mr. Darnall’s home. This loan was repaid in full by Mr. Darnall in 2003. Mr. Darnall’s employment is terminable by the Company with or without cause. In April 1999, the Company made an interest-bearing loan to Mr. Darnall in the amount of approximately $416,000 in respect of taxes payable by Mr. Darnall as a result of the vesting of the restricted stock award originally granted to Mr. Darnall in August 1996. This loan was repaid in 2004. In the event his employment is terminated by the Company without cause, Mr. Darnall will be entitled to severance benefits of one year’s base salary and the Company will continue to provide medical benefits coverage during the one year period after the date of termination.
      As of November 13, 2003, Vasant Prabhu and the Company entered into an employment agreement in connection with his employment as the Company’s Executive Vice President, Finance and Chief Financial Officer commencing on January 1, 2004. Mr. Prabhu’s initial annual salary is $560,000, with a bonus to be determined in accordance with the Company’s bonus plan. Mr. Prabhu was granted 200,000 options and 20,000 shares of Restricted Stock under the 2002 LTIP in connection with his accepting employment with the Company and received a one-time sign-on bonus of $100,000. In addition, the Company agreed to pay the reasonable out-of-pocket costs of Mr. Prabhu’s relocation and a home buy-out option was afforded to Mr. Prabhu in connection with his relocation. The relocation company purchases the home either at an appraised value or at the value offered by a bona fide third party purchaser. The relocation company then resells the home, and the Company is responsible for any costs associated with the subsequent maintenance and sale of the home. The Company paid the relocation company $425,000 in 2004 in connection with the buy out option. Mr. Prabhu’s employment is terminable by the Company with or without cause. In the event his employment is terminated by the Company without cause during the three year period beginning on January 1, 2004, Mr. Prabhu will continue to receive salary and benefit coverage for the balance of that period. After the initial three year period he will be entitled to severance benefits of one year’s base salary and he will be reimbursed for COBRA expenses minus his last level of contribution for up to twelve months following termination. In addition, the Company will accelerate the vesting of 50% of Mr. Prabhu’s unvested restricted stock and options.
      SVO (formerly Vistana, Inc.) entered into an employment agreement with Raymond Gellein, Jr. as of December 27, 1996 in connection with his employment as SVO’s Chairman and Chief Executive Officer. Mr. Gellein’s initial salary as of January 1, 1999 was $430,000, with a bonus target of 100% of salary. Mr. Gellein’s employment is terminable by the Company with or without cause.
      Messrs. Darnall, Siegel and Gellein entered into severance agreements with the Company in December 1999, September 2000 and October 2003, respectively. The severance agreements provide for a term of three years, in each case with provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such Change in Control.
      The agreements provide that if, following a Change in Control, the executive’s employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement), (or in the case of Mr. Darnall only, the executive terminates his employment for any reason during the one month period commencing one year after the Change in Control), the executive would be entitled to receive (i) two times the sum of his base salary (or three times in the case of Mr. Darnall) plus the average of the annual bonuses earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs; (ii) continued medical benefits for two years (or one year in the case of Mr. Gellein), reduced to the extent benefits of the same type are received by or made available to the executive from another employer; (iii) a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which had been allocated or awarded to the executive for any measuring period preceding termination under any annual or long term incentive plan and which, as of the date of termination, is contingent only upon the continued employment of the executive to a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards allocated or awarded to the executive for all then uncompleted periods under any such plan that the executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award; (iv) immediate vesting of stock options and restricted stock held by the executive under any stock option or incentive plan maintained by the Company; (v) outplacement services suitable to the executive’s position for a period of two years or, if earlier, until the first acceptance by the executive of an offer of employment, the cost of which will not exceed twenty percent (20%) of the executive’s base salary; (vi) a lump sum payment of any of the executive’s deferred compensation; (vii) immediate vesting of all unvested 401(k) contributions in the executive’s 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of the executive’s termination of employment; and (viii) forgiveness in full of any home or relocation loans from the Company to the executive, that are outstanding as of the date of termination plus an additional amount required to permit the executive to pay any income tax incurred as a result of such loan forgiveness. In addition, to the extent that Mr. Darnall becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, the payments due to Mr. Darnall would be entitled to a gross-up payment in an amount sufficient to offset the effects of such excise tax. To the extent Messrs. Siegel or Gellein would become subject to such excise tax, any payment or benefit received under the severance agreement will be reduced to an amount that would not subject such executive to such tax.
COMPENSATION AND OPTION COMMITTEE REPORT
      The information contained in this Compensation and Option Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
      During 2005, the Board made decisions with respect to compensation for executive officers of the Company based on the recommendations of the Compensation and Option Committee (the “Compensation Committee”), which is comprised entirely of “independent” Directors as determined by the Board in accordance with the NYSE listing requirements. The primary objectives of the Board with respect to executive compensation are to establish programs which attract and retain key domestic and international managers and align the compensation received by executive officers with the overall business strategies, values, performance and financial condition of Starwood and with the achievement of individual performance goals. In addition, equity based incentive plans are utilized to promote ownership of Shares by key executives and serve to align financial interests of executives with those of stockholders.
      Starwood’s executive compensation package generally includes a base salary, an annual cash incentive, and a long-term incentive award. In aggregate, the compensation programs are designed to be performance based, with a significant portion of an executive’s compensation tied to key financial, strategic, and individual objectives.
      Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Qualified performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that compensation paid under the Executive Plan meets these requirements and is generally fully deductible for federal income tax purposes. However, in certain circumstances the Company may approve compensation that will not meet these requirements in order to further the long-term interests of our stockholders.
      In determining competitive compensation levels for the pay elements noted above, the Compensation Committee reviews survey data from several major compensation consulting firms that reflects the pay practices for comparable positions in the hotel and hospitality industries, as well as general industry. Data from more than half of the companies reflected in the Standard & Poor’s Corporation Hotel Index included in the Stockholder Return Performance Graph included as part of the Proxy Statement for the 2006 Annual Meeting are included in the survey results. The Compensation Committee also considers other publicly available data of peer companies and, to the extent appropriate, also considers past pay practices.
      The salary ranges for executives are generally based on the responsibilities of each position, which are reviewed on a regular basis. The ranges are reviewed annually against similar positions among the companies in the survey group described above. The midpoint of each salary range is generally targeted at the median of similar positions in the survey group.
      For the Chief Executive Officer, annual incentive awards were paid based on performance against specified earnings targets set in advance in accordance with the stockholder approved Executive Plan. Awards for other named executive officers were made in accordance with the Company’s Annual Incentive Plan. The amount of the award an executive is eligible to receive increases for Company earnings performance that exceeds the target and decreases when targeted Company earnings performance is not achieved. In approving the incentive award for each executive officer, the Compensation Committee considers performance of both earnings per share (“EPS”) and operating income as well as certain other key metrics set in advance in accordance with a stockholder approved plan. Annual incentive targets are set above the median of similar positions in the survey group. For the Chief Executive Officer, annual incentive awards were paid partly in cash and partly in Deferred Shares under the Executive Plan. The amount of Deferred Shares credited to such executive is grossed up by 33% and vests ratably over a three-year period. For the named executive officers, annual incentive awards were paid partly in cash and partly in restricted Shares under the Annual Incentive Plan. The amount of restricted Shares credited to such executives is grossed up by 33% and vests ratably over a two year period.
      Long-term awards for senior vice presidents and above, made under the stockholder approved 2004 LTIP, are generally granted annually in the form of stock options and restricted stock awards. Long-term awards for employees below the senior vice president grade, made under the stockholder approved 2004 LTIP, are generally granted annually in the form of restricted stock awards. The options are granted at the fair market value of a Share on the date of grant and increase in value based on the appreciation of a Share. Most option awards become exercisable in 25% increments upon each of the first four anniversaries of the grant. The restricted stock awards cliff vest three years from the date of grant, except in circumstances where the Board determines that vesting acceleration could occur based on the achievement of certain performance targets. Long-term incentive targets are set above the median of similar positions in the survey group. Actual awards are determined after considering each individual’s performance against a set of pre-established performance objectives.
      From December through February of each year, management conducts a formal performance review process during which time each executive’s performance is evaluated against pre-established individual and Company goals and objectives. All senior executives set targets and performance commitments that support the Company objectives. For the Chief Executive Officer, the Board performs this review. In January, senior leadership reviews individual performance and compensation recommendations to ensure that awards are correlated with performance across the organization. In February, management submits recommendations to the Compensation Committee for final review and approval.
      The executive compensation decisions made by the Compensation Committee during 2005 reflect Starwood’s outstanding EPS, operating income and EBITDA performance. The Company evaluates itself against both a broad peer group as well as a hospitality peer group. Performance relative to both groups was strong in 2005. The Compensation Committee believes that the Company’s executive compensation programs and decisions have generally met their objectives. Starwood has been able to attract and retain the type of executive talent necessary to successfully support its growth and financial objectives.

Chief Executive Officer Compensation For 2005
      Steven J. Heyer, Chief Executive Officer of Starwood, was awarded a bonus of $3,000,000 (150% of target bonus) in March 2006 relating to his 2005 performance, $750,000 of which was deferred into Deferred Shares in accordance with the Executive Plan (which amount was grossed up by 33% to $997,500 in Deferred Shares in accordance with the terms of the Executive Plan).
      The following factors contributed to the Compensation Committee’s determination of Mr. Heyer’s 2005 bonus: (a) Starwood’s financial performance as measured by EPS and EBITDA, (b) the amount of bonus relative to bonuses paid to chief executive officers in peer companies, and (c) the successful completion of various strategic objectives including the development and implementation of a new strategy to focus on branded lifestyle experiences, the sale of, and agreements to sell significant assets and retention of long-term management contracts, brand expansion through the acquisition of Le Meridien, and introduction of aloft and Extended Stay by Westin products, and the development of several key strategic partnerships.
      Prior to determining the bonus for Mr. Heyer, the Compensation Committee sought the guidance of an outside compensation consulting firm who reviewed available data on comparable Chief Executive Officer compensation. Additionally, the Committee reviewed Company financial and strategic results against both internally set objectives as well as against external competitors.
      For 2005, Mr. Heyer’s stock option and restricted stock unit awards were granted upon commencement of his employment in September 2004 in accordance with the terms of his employment agreement, which is described on pages 33-34. The awards granted in September 2004 for fiscal year 2005 were not discretionary or otherwise related to the financial performance of the Company.

Compensation and Option Committee of the Board of Directors

Jean-Marc Chapus (chairman)
Eric Hippeau
Thomas O. Ryder

STOCKHOLDER RETURN PERFORMANCE
      Set forth below is a line graph comparing the cumulative total stockholder return on the Shares against the cumulative total return on the S&P 500 and the S&P 500 Hotel Index (the “S&P 500 Hotel”) for the five fiscal years beginning December 31, 2000 and ending December 31, 2005. The graph assumes that the value of the investments was 100 on December 31, 2000 and that all dividends and other distributions were reinvested. The comparisons are provided in response to SEC disclosure requirements and are not intended to forecast or be indicative of future performance.

	2000	2001	2002	2003	2004	2005

Starwood	152.94	132.98	109.50	169.79	279.63	309.79
S&P 500	90.97	80.19	62.57	80.32	88.94	93.24
S&P 500 Hotel	80.71	75.69	67.84	102.96	149.68	151.90
AUDIT COMMITTEE REPORT
      The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
      The Audit Committee, which is comprised entirely of “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including, but not limited to, (i) monitoring the quality and integrity of the Company’s financial statements, (ii) monitoring compliance with legal and regulatory requirements, (iii) assessing the qualifications and independence of the independent accountants and (iv) establishing and monitoring the Company’s systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee operates under a written charter which meets the requirements of applicable federal securities laws and the NYSE requirements.
      In the first quarter of 2006, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management, the Company’s internal auditors and the independent registered public accounting firm, Ernst & Young. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

      The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, “Independence Discussion with Audit Committees,” as amended, and discussed with the registered public accounting firm their independence.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee of the Board of Directors

Thomas O. Ryder (chairman)
Daniel W. Yih
Kneeland C. Youngblood
Eric Hippeau
Audit Fees
      The aggregate amounts paid by the Company for the fiscal years ended December 31, 2005 and 2004 to the Company’s principal accounting firm, Ernst & Young, are as follows (in millions):

	2005	2004

Audit Fees(1)	$4.3	$5.2
Audit-Related Fees(2)	$3.3	$1.8
Tax Fees(3)	$0.2	$0.3
All other fees(4)	—	$0.2

Total	$7.8	$7.5

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements and assistance with regulatory and statutory filings, the audit of the Company’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting were maintained in all material respects and for the attestation of management’s report on the effectiveness of internal controls over financial reporting.

(2)	Audit-related fees include approximately $2.2 million associated with the anticipated sale of up to 35 hotels to Host Marriott Corporation ($1.2 million of which will be reimbursed to the Company by Host Marriott Corporation) and fees for the audits of employee benefit plans and audits required by debt or other contractual agreements.

(3)	Tax fees include fees for the preparation and review of certain foreign tax returns.

(4)	Fees were paid to Ernst & Young in connection with services provided to the Company involving certain litigation involving the Company.
Pre-Approval of Services
      The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The engagement letter must be formally accepted by the Audit Committee before any audit commences. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. The Audit Committee may delegate authority to one of its members to pre-approve all audit/non-audit services by the independent registered public accounting firm, as long as these approvals are presented to the full Audit Committee at its next regularly scheduled meeting.

      Management submits to the Audit Committee all non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the registered public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by the Company for those services.
      All audit and permissible non-audit services provided by Ernst & Young to the Company for the fiscal years ended December 31, 2005 and 2004 were pre-approved by the Audit Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies of the Board of Directors
      The policy of the Board of Directors of the Corporation and the Board of Trustees of the Trust provides that any contract or transaction between the Corporation or the Trust, as the case may be, and any other entity in which one or more of its Directors, Trustees or executive officers are directors or officers, or have a financial interest, must be approved or ratified by the Governance and Nominating Committee (which is currently comprised of Stephen R. Quazzo, Ambassador Barshefsky and Lizanne Galbreath) and/or by a majority of the disinterested Directors or Trustees, in either case after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.
Other
      We have on occasion made loans to employees, including to executive officers prior to August 23, 2002, principally in connection with home purchases upon relocation. As of December 31, 2005, approximately $4.1 million in loans to approximately 11 employees was outstanding of which approximately $2.9 million were non-interest bearing home loans. Home loans are generally due five years from the date of issuance or upon termination of employment and are secured by a second mortgage on the employee’s home. Theodore W. Darnall, President, Real Estate Group, received a home loan in connection with his relocation in 1996 and 1998 (original balance of $750,000 ($150,000 bridge loan in 1996 and $600,000 home loan in 1998), of which $600,000 was repaid in August 2003). As a result of the acquisition of ITT Corporation in 1998, restricted stock awarded to Mr. Darnall in 1996 vested at a price for tax purposes of $53 per Share. This amount was taxable at ordinary income rates. By late 1998, the value of the stock had fallen below the amount of income tax owed. In order to avoid a situation in which the executive could be required to sell all of the Shares acquired by him to cover income taxes, in April 1999 we made an interest-bearing loan at 5.67% to Mr. Darnall of approximately $416,000 to cover the taxes payable. Mr. Darnall’s loan was repaid in 2004.
      Brett Gellein is Manager, Acquisitions and Purchases for Starwood Vacation Ownership. Mr. Gellein’s salary and bonus were $42,182 for 2004 and $86,769 for 2005. In addition, on February 10, 2005, Brett Gellein was awarded 500 options with an exercise price equal to $59.135, the fair market value on the date of grant. Brett Gellein is the son of Raymond Gellein, Jr., who is the Chairman of the Board and Chief Executive Officer of SVO.
OTHER MATTERS
      The Board is not aware of any matters not referred to in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the Company Shares represented thereby in accordance with their discretion.

SOLICITATION COSTS
      We will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of the Company at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Company Shares. We have engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $13,000 plus reasonable out-of-pocket expenses.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
      If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting and have it included in our proxy materials, we must receive your proposal by December 10, 2006, and the proposal must comply with the rules of the SEC.
      If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, you must comply with the current advance notice provisions and other requirements set forth in the Company’s Bylaws, including that we must receive your proposal on or after January 22, 2007 and on or prior to February 16, 2007, with certain exceptions if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2006 Annual Meeting.
      If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2007 Annual Meeting.
      The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.
      You should address your proposals or nominations to the Corporate Secretary, Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604.

By Order of the Board of Directors
STARWOOD HOTELS & RESORTS
WORLDWIDE, INC.

Kenneth S. Siegel
Corporate Secretary
April 7, 2006

Directions To The Westin Riverwalk
From The East
Take Interstate 10 West into San Antonio. Take I-37 North and exit at Commerce Street. Turn left onto Commerce Street, turn left onto St. Mary’s Street, then turn left onto Market Street. The hotel is on the right located at the corner of Market and Navarro.
From San Antonio International Airport/ Interstate 35 South
Take U.S. 281 South (Highway 37) into downtown. Take the Commerce Street Exit and turn right onto Commerce Street. Turn left onto St. Mary’s Street and then turn left onto Market Street. The hotel is located on the corner of Market and Navarro.
From Interstate 37 North
Take Interstate 37 North and exit at Commerce Street. Turn left onto Commerce Street, then turn left onto St. Mary’s Street. Next turn left onto Market Street. The hotel is located on the right at the corner of Market and Navarro.
From Interstate 35 North
Take Interstate 35 North into downtown and exit at Durango. Turn left at the light onto Santa Rosa, then turn right onto Dolorosa which turns into Market Street. The hotel is on the right.
From the West
Take I-10 into downtown. Stay on the upper level to I-35 South. Take the Durango Street Exit and follow the curve. Turn left onto Santa Rosa. Turn right onto Dolorosa which turns into Market Street. The hotel is located on the right past St. Mary’s Street.

ANNUAL MEETING OF STOCKHOLDERS OF
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
May 2, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Heyer
		¡	Barshefsky
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Chapus
		¡	Duncan
		¡	Galbreath
☐	FOR ALL EXCEPT (See instructions below)	¡	Hippeau,
		¡	Quazzo
		¡	Ryder
		¡	Yih
		¡	Youngblood

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

To vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement of the meeting in the discretion of the proxy holder.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Proxy for the Annual Meeting to be Held on
May 2, 2006
WESTIN RIVERWALK
420 Market Street
San Antonio, Texas 78205
This Proxy is Solicited by the Board of Directors
     II acknowledge receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Starwood Hotels & Resorts Worldwide, Inc., each dated April 7, 2006. I appoint Steven J. Heyer, Bruce Duncan and Kenneth S. Siegel and each of them, proxies and attorney’s-in-fact, with full power of substitution, to represent me at Starwood’s Annual Meeting of Stockholders, to be held on May 2, 2006, at 10:00 a.m. local time, and at any postponed and re-convened meetings, and to vote all my shares of Starwood stock as I direct on the reverse side of this card. I revoke any proxy previously given by me with respect to such meeting.
     If no direction is indicated, the proxyholders will vote the shares represented by this proxy “FOR” Proposals 1 and 2, and in the discretion of the proxyholders on any other matter that may properly come before the meeting.
     We encourage you to indicate your preference by marking the appropriate boxes on the other side. If you wish to vote in accordance with the directors’ recommendations, you may just sign and date on the other side.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
May 2, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Heyer
		¡	Barshefsky
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Chapus
		¡	Duncan
		¡	Galbreath
☐	FOR ALL EXCEPT (See instructions below)	¡	Hippeau,
		¡	Quazzo
		¡	Ryder
		¡	Yih
		¡	Youngblood

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

To vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement of the meeting in the discretion of the proxy holder.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.